PROMOTORA VALLE HERMOSO INC. TO ACQUIRE OJSC 494 UNR

Orlando, Florida, March 27, 2008 /Prime Zone/ -- Promotora Valle Hermoso, Inc. (“Promotora”) (OTC BB: PVHI - News), announced today that it has signed a definitive agreement to acquire the Russian 494 UNR, Open Joint Stock Company (“UNR”). Under the proposed terms of the agreement, Promotora will acquire UNR for $ 51,250,000 in Promotora Valle Hermoso common stock.  The value of the Promotora shares will be based upon the Thursday, March 19, 2007 closing market price of $2.50 per share.   Upon successful completion of the financial audit and due diligence process, Promotora will issue UNR 20,500,000 PVHI common shares.

UNR is a Russian Corporation, headquartered in the town of Broniti, suburb of Moscow. UNR has over 40 years experience in the Russian construction market specializing in the construction of the residential, commercial and industrial projects. (http://www.494unr.ru/en/index.html)

Unaudited Financial Statements for OJSC 494 UNR:

Unaudited Statement of Operations  in US Dollars

PERIOD ENDING	30-Sep-07	30-Jun-07	31-Mar-07	31-Dec-06
Total Revenue	$49,158,518	$26,832,477	$5,047,386	$72,678,277
Cost of Revenue	47,996,507	25,825,868	4,862,339	70,903,601

Gross Profit	1,162,011	1,006,609	185,047	1,774,676

Operating Expenses
Research Development	-	-	-	-
Selling General and Administrative	-	-	-	-
Non Recurring	-	-	-	-
Others	2,321,578	1,133,526	180,666	1,600,067

Total Operating Expenses	2,321,578	1,133,526	180,666	1,600,067

Operating Income or Loss	(1,159,567)	(126,917)	4,381	134,669

Income from Continuing Operations
Total Other Income/Expenses Net	1,300,502	185,762	1,845	114
Earnings Before Income Taxes	140,925	58,845	6,226	174,723

Interest Expense	-	-	-	-
Income Before Tax	-	-	-	-
Income Tax Expense	33,824	14,123	1,499	36,961
Minority Interest	-	-	-	-

Net Income	$107,110	$44,722	$4,727	$137,762

About Promotora Valle Hermoso:

Promotora Valle Hermoso invests financial resources in housing projects in Quito, Ecuador and its suburbs. Its goal is to build real estate which offers comfort and space to families preferring a lifestyle in a harmonious and peaceful environment. Housing inner-areas have natural lighting, resulting in energy savings, and are equipped with modern technology installations.

Promotora Valle Hermoso targets a housing deficit of 1,200,000 houses in a country that has a yearly growth of just 60,000 housing solutions. The efficient structure of Promotora Valle Hermoso allows building fast economy housing and targets providing the middle-class population with affordable living.

More detailed information on the housing projects can be found on the Promotora Valle Hermoso corporate website: http://www.promotoravh.com/indexe.html.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects. Forward-looking statements in this report reflect the good faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward- looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. We undertake no obligation to revise or update any forward- looking statements in order to reflect any event or circumstance that may arise after the date of the press release. It is possible that the merger transaction may not be completed.

Contact:

Casey Burt
Mirador Consulting, Inc
Phone: 561 989 3600 or 877-MIRADOR
Email: info@promotoravh.com